Exhibit 99.1

GOODRICH PETROLEUM CORPORATION

Introduction to the Unaudited Pro Forma Condensed Consolidated Statement of Operations

The following unaudited pro forma financial information is presented to illustrate the effect of Goodrich Petroleum Corporation’s (the “Company”) September 28, 2012 sale of non-core properties in the East Texas operating area on its historical operating results. The unaudited pro forma statement of operations for the year ended December 31, 2012 is based on the historical financial statements of the Company for such period after giving effect to the transaction as if it had occurred on January 1, 2012. The unaudited pro forma financial information should be read in conjunction with the Company’s historical consolidated financial statements and notes thereto contained in the Company’s 2012 Annual Report on Form 10-K, filed on February 22, 2013.

The preparation of the unaudited pro forma consolidated financial information is based on financial statements prepared in accordance with accounting principles generally accepted in the United States of America. These principles require the use of estimates that affect the reported amounts of assets, liabilities, revenues and expenses. Actual results could differ from those estimates.

The unaudited pro forma consolidated financial information is provided for illustrative purposes only and does not purport to represent what the actual results of operations of the Company would have been had the transactions occurred on the date assumed, nor is it necessarily indicative of the Company’s future operating results. However, the pro forma adjustments reflected in the accompanying unaudited pro forma consolidated financial information reflect estimates and assumptions that the Company’s management believes to be reasonable.

GOODRICH PETROLEUM CORPORATION AND SUBSIDIAY

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Year Ended December 31, 2012

(In Thousands, Except Per Share Amounts)

	As Reported	Adjustments		As Adjusted
TOTAL REVENUES	$180,845	$(21,030	)(1)	$159,815
OPERATING EXPENSES:
Lease operating expense	25,938	(2,082	)(1)	23,856
Production and other taxes	8,115	(316	)(1)	7,799
Transportation	13,900	(2,540	)(1)	11,360
Depreciation, depletion and amortization	141,222	(6,083	)(2)	135,139
Exploration	23,122	(1	)(1)	23,121
Impairment of oil and gas properties	47,818	—		47,818
General and administrative	28,930	—		28,930
Gain on sale of assets	(44,606)	44,015	(3)	(591)
Other	91	—		91

	244,530	32,993		277,523

Operating loss	(63,685)	(54,023)		(117,708)

OTHER INCOME (EXPENSE):
Interest expense	(52,403)	—		(52,403)
Interest income	4	—		4
Gain on derivatives not designated as hedges	31,882	—		31,882

	(20,517)	—		(20,517)

Loss before income taxes	(84,202)	(54,023)		(138,225)
Income tax benefit	—	18,908	(4)	18,908

Net Loss	(84,202)	(35,115)		(119,317)
Preferred stock dividends	6,047	—		6,047

Loss applicable to common stock	$(90,249)	$(35,115)		$(125,364)

PER COMMON SHARE
Net loss applicable to common stock—basic	$(2.48)			$(3.45)
Net loss applicable to common stock—diluted	$(2.48)			$(3.45)
Weighted average shares—basic	36,390			36,390
Weighted average shares—diluted	36,390			36,390

Notes:

(1)	To eliminate the revenues and direct operating expense for assets sold.
(2)	To adjust historical depletion expense on oil and gas properties as if the sale of assets had occurred on January 1, 2012.
(3)	To eliminate the gain on South Henderson assets sold.
(4)	To adjust income tax effect at the federal statuatory rate of 35%.